Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-140803, 333-145126, and 333-147751on Form SB-2 of Daystar Technologies, Inc. of our report dated March 19, 2010 relating to our audits of the financial statements, which appear in this Annual Report on Form 10-K of DayStar Technologies, Inc. for the year ended December 31, 2009.

/s/ HEIN & ASSOCIATES LLP

Irvine, California

March 19, 2010